EXHIBIT 10.01

REPUBLIC SERVICES, INC.
AMENDED AND RESTATED CLAWBACK POLICY
(As amended and restated on July 19, 2023)

Purpose
Republic Services, Inc. (together with its subsidiaries and affiliates, “Republic”) has established this Amended and Restated Clawback Policy (this “Policy”) to encourage sound financial reporting and increase individual accountability.
This Policy was initially adopted by Republic’s Board of Directors (the “Board”) on October 29, 2014 (the “Initial Effective Date”) and was most recently amended and restated on July 19, 2023 (the “Effective Date”).
Administration
The Talent & Compensation Committee (as constituted from time to time, and including any successor committee, the “Committee”) shall administer this Policy. Subject to the provisions of this Policy and in accordance with the Applicable Rules (as defined below), the Committee shall make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.
Policy
1. Coverage.
a. Covered Officers. All officers (as defined by Rule 10D-1(d) under the Securities Exchange Act of 1934 (the “Exchange Act”)) are “Covered Officers.” In addition, the Committee may designate other employees as “Covered Officers” (or remove such designations) from time to time. For purposes of this Policy, the term “Covered Officer” means any current or former Covered Officer.
b. Covered Compensation Arrangements; Effective Date. This Policy applies to all short- or long-term cash incentives and bonuses (including Awards as defined in and granted under Republic’s Executive Incentive Plan or any successor thereto), stock options, stock or stock-based awards (including Performance Shares and Performance Units as defined in and granted under Republic’s 2021 Stock Incentive Plan or any successor thereto), Restricted Stock Units, or other incentive compensation, and in each case (i) to the extent that the amount, payment and/or vesting of which is calculated based in whole or in part on the application of, in the case of a Restatement (as defined below), the attainment of one or more financial reporting measures (as defined by Rule 10D-1(d) under the Exchange Act) or in the case of a Covered Event (as defined below), objective performance criteria, in either case measured during any part of the fiscal period covered by the Restatement or with respect to which the Covered Event occurred or (ii) that vest during any part of the fiscal period covered by the Restatement or with respect to which the Covered Event occurred (collectively, “Incentive Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Incentive Compensation: salary, discretionary bonuses, bonuses paid solely upon completion of a specified employment period,, “other” compensation related to reasonable relocation expenses, and programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation, as determined by the Committee. This Policy shall apply only to Incentive Compensation received by a current or former Covered Officer on or after the Effective Date; provided, however, that, subject to the Applicable Rules, (i) the portions of this Policy relating to Restatements shall continue to apply to Incentive Compensation granted on or after the Initial Effective Date if such Restatement corrects one or more errors in previously issued financial statements that are material to the previously issued financial statements (i.e., a Restatement that triggers the filing of a Form 8-K under Item 4.02(a)) and (ii) the portions of this Policy relating to Covered Events shall continue to apply to Incentive Compensation granted on or after February 24, 2022.
c. Restatement. For purposes of this Policy, a “Restatement” means an accounting restatement that Republic is required to prepare due to Republic’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, an accounting restatement that occurs as a result of a change in accounting principles shall not be deemed a Restatement.
d. Covered Event. For purposes of this Policy, a “Covered Event” shall mean that a Covered Officer engages in any of the following conduct: (i) Covered Officer is convicted of or pleads guilty (or nolo contendere) to a felony, or a crime involving moral turpitude and, in either case, the result of which exposes Republic to serious actual or potential injury (financial, reputational or otherwise); (ii) Republic determines that Covered Officer knowingly committed a material violation of any of Republic’s policies, rules or guidelines; (iii) Covered Officer breaches a fiduciary duty or the terms of any confidentiality or other restrictive covenants, in each case, owed to or in favor of Republic; or (iv) Republic determines that Covered Officer willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes Republic to serious actual or potential injury (financial, reputational or otherwise).
2. Exercise of Clawback Authority
a. Restatement.
In the event of a Restatement, the Committee shall review all Incentive Compensation received by (or, in the case of equity-based compensation, which was awarded to or vested for) Covered Officers on the basis of having met or exceeded specific financial reporting measures or performance targets for performance periods during the Restatement period. For purposes of this Policy, Incentive Compensation is deemed received in the fiscal period during which the financial reporting measure specified in the applicable award is attained, even if the payment or grant occurs after the end of such period. The Committee shall require each Covered Officer or former Covered Officer, as applicable, reasonably promptly, to forfeit or repay any award, vesting or amount of Incentive Compensation (as applicable), whether vested or unvested and including gains on equity, received during the three completed fiscal-year period preceding the date on which Republic is required to prepare the Restatement, that is in excess of what would have been awarded to, vested and/or received by the Covered Officer had the relevant financial reporting measures or performance targets been determined based on the Restatement, without regard to any taxes paid. The Committee may seek forfeiture or recoupment from the Covered Officer from any of the following sources: prior Incentive Compensation payments; future Incentive Compensation payments; cancellation of outstanding equity awards; future equity awards; and direct repayment. Any forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Republic policy, including termination of employment or institution of civil proceedings.
For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, and Republic shall retain documentation of the determination of such estimate and provide such documentation to the New York Stock Exchange if so required by the Applicable Rules.
b. Covered Event.
If a Covered Event has occurred, the Committee may review all Incentive Compensation received by (or, in the case of equity-based compensation, which was awarded to or vested) Covered Officers on the basis of having met or exceeded specific performance targets for performance periods during the period during which the Covered Event occurred. With respect to each Covered Officer, the Committee may seek to require the reasonably prompt forfeiture or repayment of the award, vesting or amount of Incentive Compensation (as applicable), in part or in whole, whether vested or unvested and including gains on equity, during the three completed fiscal year period preceding the occurrence of the Covered Event. In determining the appropriate action to take, the Committee may consider such factors as it deems appropriate, including, without limitation, the requirements of applicable law; the extent to which the Covered Officer participated in or otherwise bore responsibility for the Covered Event; the extent to which the Covered Officer’s Incentive Compensation may or may not have been adjusted for the period in which the Covered Event occurred or may or may not have been impacted had the Committee known about the Covered Event; the associated costs and benefits of seeking to recover the Incentive Compensation and the extent to which any applicable agreement or arrangement with the Covered Officer specifically provides for any consequence upon the occurrence of the Covered Event. The Committee may seek forfeiture or recoupment from the Covered Officer from any of the following sources: prior Incentive Compensation payments; future Incentive Compensation payments; cancellation of outstanding equity awards; future equity awards; and direct repayment. In addition, the Committee may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the Covered Event so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate. Any forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Republic policy, including termination of employment or institution of civil proceedings.
3. Limitations
Notwithstanding anything in this Policy to the contrary, the Committee shall not be obligated to pursue recovery of any Incentive Compensation pursuant to the terms of this Policy relating to a Restatement if it makes a determination that recovery would be impracticable and one of the following circumstances exists: (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided Republic has (i) made a reasonable attempt to recover such Incentive Compensation, (ii) documented such reasonable attempt, and (iii) provided such documentation to the New York Stock Exchange; (b) recovery would violate home country law where the law was adopted prior to November 28, 2022, provided Republic has (i) obtained an opinion of home country counsel acceptable to the New York Stock Exchange that recovery would result in such violation and (ii) provided such opinion to the New York Stock Exchange; or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Republic, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
The authority set forth in Section 2(b) of this Policy relating to a Covered Event shall be limited to the extent that it would violate any applicable statute or government regulation or, unless otherwise required by applicable statute or government regulation, (1) result in substantial adverse tax or accounting consequences for Republic, (2) prejudice Republic’s interests in any related proceeding or investigation, or (3) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limitation in its sole discretion.
Any determination regarding this Policy and any application and implementation thereof need not be uniform with respect to each Covered Officer, or payment recovered or forfeited under this Policy.
4. Acknowledgement by Covered Officers
The Committee or its delegate shall provide notice and seek written acknowledgement of this Policy from each Covered Officer as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Officer; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.
5. Amendment and Termination
The Committee may, from time to time, terminate, suspend, discontinue, revise or amend this Policy in any respect whatsoever, and (except as described in the immediately following paragraph) any such amendment will apply to Incentive Compensation granted on or after the effective date of that amendment. Nothing in this Policy will be deemed to limit or restrict Republic from providing for forfeiture or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.
This Policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or otherwise (the “Applicable Rules”) and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Committee. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict Republic’s right or obligation to recover incentive-based compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to Republic, to the extent required for this Policy to comply with the Applicable Rules, and any such amendment shall apply to Incentive Compensation granted either before or after that amendment to the extent the Applicable Rules so require.
6. Indemnification
No member of the Board, member of the Committee or employee of Republic in each case exercising such person’s responsibilities under this Policy (each, an “Indemnitee”) will have liability to any recipient of an award of Incentive Compensation or any other person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Republic shall indemnify, defend, and hold harmless each Indemnitee from and against any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and from and against any and all amounts paid by such Indemnitee, with Republic’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee. The foregoing rights of indemnification, defense, and hold harmless shall not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that such Indemnitee’s acts or omissions giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing rights of indemnification, defense, and hold harmless will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under Republic’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that Republic may have to indemnify or defend such persons or hold them harmless. For the avoidance of doubt, the foregoing right of indemnification, defense, and hold harmless shall not be available to a Covered Officer or former Covered Officer with respect to the forfeiture or recovery of an award or other payment made to such Covered Officer or former Covered Officer, in accordance with this Policy.
7. Severability
If any provision of this Policy or its application to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provision shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.